Exhibit 99.1

Ross W. McCanless

Elected to

Kewaunee Scientific Board of Directors

Exchange:	NASDAQ (KEQU)	Contact:	D. Michael Parker
704/871-3290

STATESVILLE, NC, April 22, 2010 – Kewaunee Scientific Corporation (NASDAQ: KEQU) announced today the election of Ross W. (Bill) McCanless to Kewaunee Scientific’s Board of Directors, effective May 1, 2010. Mr. McCanless, a resident of Salisbury, North Carolina, is an attorney and Certified Public Accountant, as well as an experienced business executive.

Mr. McCanless served as President and Chief Executive Officer of Food Lion LLC from 1999 to 2002. Food Lion, one of the largest supermarket companies in the United States, operates more than 1,300 supermarkets, either directly or through affiliated entities. He joined Food Lion in 1989 to create their Legal and Tax Department. In 1995, he was appointed Senior Vice President and Chief Administrative Officer. He served on the Board of Directors of Food Lion and its successor company, Delhaize America, Inc., and on the Board of Directors of Delhaize Group, a Belgian international food retailer.

From 2003 to 2006, Mr. McCanless was Senior Vice President, General Counsel and Secretary of Lowe’s Companies, Inc., a FORTUNE 50 company with over 1,700 home improvement stores in the United States, Canada, and Mexico. Since 2006, Mr. McCanless has been a private investor.

“We are delighted to have Bill join our Board,” said William A. Shumaker, Chairman, President and CEO of Kewaunee Scientific. “His management experience and wealth of knowledge in the finance, accounting, and regulatory areas will be a valuable resource for our company and executive team.”

Mr. McCanless holds degrees from the University of North Carolina at Charlotte in accounting and Wake Forest University in law.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company’s corporate headquarters are located in Statesville, North Carolina. The Company’s manufacturing facilities are located in Statesville and Bangalore, India. The Company has subsidiaries in Singapore and Bangalore that serve the Asian and Middle East markets. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 • 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927

PHONE 704-873-7202 • FAX 704-873-1275